                                                               EXHIBIT (A)(1)(A)

                              [OFFER TO PURCHASE]

                                     (LOGO)
                           OFFER TO PURCHASE FOR CASH
                                       BY

                             BOOKS-A-MILLION, INC.
                                       OF
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK
   AT A PURCHASE PRICE NOT GREATER THAN $10.00 NOR LESS THAN $8.75 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON THURSDAY, JULY 21, 2005, UNLESS THE OFFER IS EXTENDED.

     Books-A-Million, Inc., a Delaware corporation (the "Company," "we," or "us"), is offering to purchase up to 4,000,000 shares of its common stock, $0.01 par value per share, at a price not greater than $10.00 nor less than $8.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer").

     On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $10.00 nor less than $8.75 per share, net to the seller in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price within the price range specified above that will allow us to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

     Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 4,000,000 shares pursuant to the Offer. See Section 1.

     THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

     The shares are listed and traded on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System under the symbol "BAMM." On June 20, 2005, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the Nasdaq National Market was $8.38 per share. On June 22, 2005, the last full trading day before commencement of the Offer, the reported closing price of the shares on the Nasdaq National Market was $10.10 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER OR INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER. SEE SECTION 11.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.
                                 June 23, 2005.

                                   IMPORTANT

     If you desire to tender all or any portion of your shares, you should either (1) (a) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile thereof, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.

     If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

     If you are a participant in the Books-A-Million, Inc. 401(k) Profit Sharing Plan and you wish to direct the tender of any of your shares held in this plan, you must follow the separate instructions and procedures described in Section 3, and in the "Letter to Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan."

     TO PROPERLY TENDER SHARES, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

     If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election may have the effect of lowering the purchase price because shares tendered using that election will be available for purchase at the minimum price of $8.75 per share and, accordingly, it is possible that this election could result in your shares being purchased at the minimum price of $8.75 per share.

     Questions and requests for assistance may be directed to D. F. King & Co., Inc., the Information Agent for the Offer, or to Goldman, Sachs & Co., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

     We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................     i
FORWARD LOOKING STATEMENTS.....................................................   vii
INTRODUCTION...................................................................     1
THE TENDER OFFER...............................................................     3
  SECTION 1.       Number of Shares; Proration.................................     3
  SECTION 2.       Purpose of the Tender Offer; Certain Effects of the Tender
                   Offer; Other Plans..........................................     5
  SECTION 3.       Procedures for Tendering Shares.............................     8
  SECTION 4.       Withdrawal Rights...........................................    12
  SECTION 5.       Purchase of Shares and Payment of Purchase Price............    13
  SECTION 6.       Conditional Tender of Shares................................    14
  SECTION 7.       Conditions of the Tender Offer..............................    15
  SECTION 8.       Price Range of the Shares...................................    17
  SECTION 9.       Source and Amount of Funds..................................    17
  SECTION 10.      Certain Information Concerning the Company..................    18
  SECTION 11.      Interest of Directors and Executive Officers; Transactions
                   and Arrangements Concerning the Shares......................    19
  SECTION 12.      Effects of the Tender Offer on the Market for Shares;
                   Registration under the Exchange Act.........................    23
  SECTION 13.      Legal Matters; Regulatory Approvals.........................    23
  SECTION 14.      United States Federal Income Tax Consequences...............    24
  SECTION 15.      Extension of the Tender Offer; Termination; Amendment.......    27
  SECTION 16.      Fees and Expenses...........................................    28
  SECTION 17.      Miscellaneous...............................................    29

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. The Company is at times referred to as "we," "our" or "us." We refer to the shares of our common stock as the "shares." This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

     We are offering to purchase up to 4,000,000 shares of our common stock, par value $0.01 per share. See Section 1.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

     We are conducting the Offer through a procedure commonly called a modified "Dutch Auction."

     This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.

     The price range for the Offer is $8.75 to $10.00 per share. We will select the lowest purchase price that will allow us to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn.

     All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares tendered at prices above the purchase price we determine.

     If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined under the Tender Offer" indicating that you will accept the purchase price we determine. You should understand that this election may have the effect of lowering the purchase price because shares tendered using that election will be available for purchase at the minimum price of $8.75 per share and, accordingly, it is possible that this election could result in your shares being purchased at the minimum price of $8.75 per share.

     If your shares are purchased in the Offer, we will pay you the purchase price, in cash, without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

     The entire price range for the Offer is below the current market price for the shares. See Section 8.

HOW MANY SHARES WILL THE COMPANY PURCHASE IN THE OFFER?

     We will purchase 4,000,000 shares in the Offer (representing approximately 24.6% of our outstanding shares), or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. If more than 4,000,000 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). We also expressly reserve the right to purchase additional shares, up to 2% of the outstanding shares (approximately 325,000 shares) without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Sections 1 and 7.

HOW WILL THE COMPANY PAY FOR THE SHARES?

     Assuming that the maximum of 4,000,000 shares are tendered in the Offer at a price between $8.75 and $10.00 per share, the aggregate purchase price will be between approximately $35 million and $40 million. We expect that expenses for the Offer will be approximately $1.5 million. We anticipate that

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we will pay for the shares tendered in the Offer and all expenses applicable to the Offer primarily from borrowings under our unsecured revolving credit facility. The tender offer is not subject to the receipt of financing. See
Section 9.

HOW LONG DO I HAVE TO TENDER MY SHARES; CAN THE OFFER BE EXTENDED, AMENDED OR TERMINATED?

     You may tender your shares until the Offer expires. The Offer will expire on Thursday, July 21, 2005, at 12:00 midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

     Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan may tender any of their shares held in this plan prior to 6:00 p.m., New York City time, Friday, July 15, 2005 by following the separate instructions and procedures described in Section 3.

     We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 7 and Section 15.

HOW WILL I BE NOTIFIED IF THE COMPANY EXTENDS THE OFFER OR AMENDS THE TERMS OF THE OFFER?

     If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

WHAT IS THE PURPOSE OF THE OFFER?

     Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock. We have minimal debt and no immediate need for the accumulation of cash. We believe that our current financial resources, including debt capacity will allow us to fund future dividends and the capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. See Section 2.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

     Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

     - No significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States, nor any changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely effect our business or the trading in the shares shall have occurred.

     - No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

     - No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

     - No one (including certain groups) shall have acquired or proposed to acquire more than 5% of our shares.

     - No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

     - No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

     - Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Offer is subject to a number of other conditions described in greater detail in Section 7.

FOLLOWING THE OFFER, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

     Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the Nasdaq National Market or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or
(2) to not continue to be eligible to be listed on the Nasdaq National Market or to not continue to be eligible for registration under the Exchange Act. See
Section 7.

HOW DO I TENDER MY SHARES (OTHER THAN SHARES HELD IN THE BOOKS-A-MILLION, INC. 401(K) PROFIT SHARING PLAN)?

     If you want to tender all or part of your shares (other than shares held in the Books-A-Million, Inc. 401(k) Profit Sharing Plan), you must do one of the following before 12:00 midnight, New York City time, on Thursday, July 21, 2005, or any later time and date to which the Offer may be extended:

     - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

     - If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Shareowner Services, the Depositary for the Offer.

     - If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

     - If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

     You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

CAN I PARTICIPATE IN THE OFFER IF I HOLD SHARES THROUGH THE BOOKS-A-MILLION, INC. 401(K) PROFIT SHARING PLAN?

     If you are a participant in the Books-A-Million, Inc. 401(k) Profit Sharing Plan, you may tender any of your shares held in this plan. In order to tender shares held in this plan, you must follow the separate instructions and procedures described in Section 3, and in the green "Letter to Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan."

HOW DO HOLDERS OF VESTED STOCK OPTIONS PARTICIPATE IN THE OFFER?

     If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

WHAT HAPPENS IF MORE THAN 4,000,000 SHARES ARE TENDERED AT OR BELOW THE PURCHASE PRICE?

     If more than 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares:

     - first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the Expiration Time;

     - second, from all other stockholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

     - third, only if necessary to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

IF I OWN FEWER THAN 100 SHARES AND I TENDER ALL OF MY SHARES, WILL I BE SUBJECT TO PRORATION?

     If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price before the Offer expires and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?

     Yes. You may withdraw any shares you have tendered (except shares subject to the Books-A-Million, Inc. 401(k) Profit Sharing Plan) at any time before 12:00 midnight, New York City time, on Thursday, July 21, 2005, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. You may withdraw any shares you have tendered that are subject to the Books-A-Million, Inc. 401(k) Profit Sharing Plan at any time before 6:00 p.m., New York City time on Friday, July 15, 2005, unless we extend the Offer, in which case you can withdraw such shares until 6:00 p.m., New York City time, on the fourth business day prior to the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Thursday, August 18, 2005. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

     To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See
Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of

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your shares. Individuals who tendered shares held through the Books-A-Million,
Inc. 401(k) Profit Sharing Plan who wish to withdraw their shares must follow the instructions found in the materials sent to them separately. See Section 4.

HAS THE COMPANY OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

     Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See
Section 2.

DO THE DIRECTORS OR EXECUTIVE OFFICERS OF THE COMPANY INTEND TO TENDER THEIR SHARES IN THE OFFER?

     Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. In addition, certain of our other significant stockholders, Charles C. Anderson, Joel R. Anderson, Harold M. Anderson and Charles C. Anderson, Jr., have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors, executive officers and certain of our significant stockholders. However, during the pendency of the Offer and after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

WHAT IS THE RECENT MARKET PRICE OF MY SHARES?

     On June 20, 2005 the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the Nasdaq National Market was $8.38 per share. On June 22, 2005, the last full trading day before commencement of the Offer, the reported closing price of the shares on the Nasdaq National Market was $10.10 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER YOUR SHARES. See Section 8.

WHEN WILL THE COMPANY PAY FOR THE SHARES I TENDER?

     We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until at least five business days after the expiration of the Offer. See Section 5.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

     If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY
SHARES?

     Generally, you will be subject to United States federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as
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(1) a sale or exchange or (2) a distribution in respect of stock from the
Company. See Section 14. WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR SITUATION.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?

     We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

     If you have any questions regarding the Offer, please contact D. F. King & Co., Inc., the Information Agent for the Offer, at (888) 644-5854, or Goldman, Sachs & Co., the Dealer Manager for the Offer, at (212) 902-1000. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this document.

                           FORWARD LOOKING STATEMENTS

     This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference) contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. In addition, we or others on our behalf may make forward-looking statements from time to time in oral presentations, including telephone conferences and/or web casts open to the public, in press releases or reports, on our Internet web site or otherwise. Statements that are not historical are forward looking and reflect expectations and assumptions. These statements may be identified by the use of forward-looking words or phrases such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

     A number of factors could cause our actual results, performance, or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to:

     - the competitive environment in the book retail industry in general and in our specific market area;

     - inflation;

     - economic conditions in general and in our specific market areas;

     - the number of store openings and closings;

     - the profitability of certain product lines, capital expenditures and future liquidity

     - liability and other claims asserted against us; and

     - uncertainties related to the Internet and our Internet initiative.

     These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.

     In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed with the U.S. Securities and Exchange Commission, which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business.

                                  INTRODUCTION

To the Holders of our Common Stock:

     We invite our stockholders to tender shares of our common stock, $0.01 par value per share (the "common stock"), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 4,000,000 shares at a price not greater than $10.00 nor less than $8.75 per share, net to the seller in cash, without interest.

     The Offer will expire at 12:00 midnight, New York City time, on Thursday, July 21, 2005, unless extended (such date and time, as they may be extended, the "Expiration Time").

     We will select the lowest purchase price that will allow us to buy 4,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the same purchase price.

     Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

     We reserve the right to purchase more than 4,000,000 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

     Tendering stockholders whose shares are registered in their own names and who tender directly to Wells Fargo Shareowner Services, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

     THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER OR THE INFORMATION AGENT IS MAKING ANY RECOMMENDATION WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PURCHASE PRICE OR PURCHASE PRICES YOU SHOULD CHOOSE TO TENDER YOUR SHARES. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

     OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER. IN ADDITION, CERTAIN OF OUR OTHER SIGNIFICANT STOCKHOLDERS, CHARLES C. ANDERSON, JOEL R. ANDERSON, HAROLD M. ANDERSON AND CHARLES C. ANDERSON, JR., HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER. AS A RESULT, THE OFFER WILL INCREASE THE PROPORTIONAL HOLDINGS OF OUR DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN OF OUR SIGNIFICANT STOCKHOLDERS. HOWEVER, DURING THE PENDENCY OF THE OFFER AND AFTER TERMINATION OF THE OFFER, OUR DIRECTORS AND EXECUTIVE OFFICERS MAY, IN COMPLIANCE WITH APPLICABLE LAW, SELL THEIR SHARES IN OPEN MARKET TRANSACTIONS, INCLUDING THROUGH ONE OR MORE PRE-ARRANGED STOCK TRADING PLANS IN ACCORDANCE WITH RULE 10B5-1 OF THE EXCHANGE ACT, AT PRICES THAT MAY BE MORE FAVORABLE THAN THE PURCHASE PRICE TO BE PAID TO OUR STOCKHOLDERS IN THE OFFER. SEE SECTION 11.

     Section 14 of this Offer to Purchase describes various United States federal income tax consequences of a sale of shares under the Offer.

     Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan but instead must follow the separate instructions related to those shares. If the Trustee for the plan has not received a participant's instructions by 6:00 p.m., New York City time, at least four business days prior to the Expiration Time, the Trustee may not tender any shares held on behalf of that participant in the plan.

     We will pay the fees and expenses incurred in connection with the Offer by Goldman, Sachs & Co., the Dealer Manager for this Offer, Wells Fargo Shareowner Services, the Depositary for this Offer, and D. F. King & Co., Inc., the Information Agent for this Offer. See Section 16.

     As of June 17, 2005, there were 16,242,976 shares of our common stock issued and outstanding. The 4,000,000 shares that we are offering to purchase hereunder represent approximately 24.6% of the total number of outstanding shares of our common stock as of June 17, 2005. The shares are listed and traded on the Nasdaq National Market under the symbol "BAMM." On June 20, 2005, the last full trading day before we announced our intention to make the Offer, the closing price of the shares as reported on the Nasdaq National Market was $8.38 per share. On June 22, 2005, the last full trading day before commencement of the Offer, the closing price of the shares as reported on the Nasdaq National Market was $10.10 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES. See Section 8.

                                THE TENDER OFFER

1.  NUMBER OF SHARES; PRORATION

     General. Upon the terms and subject to the conditions of the Offer, we will purchase 4,000,000 shares of our common stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at prices not in excess of $10.00 nor less than $8.75 per share, net to the seller in cash, without interest.

     The term "Expiration Time" means 12:00 midnight, New York City time, on Thursday, July 21, 2005, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the "Commission" or the "SEC"), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of the outstanding shares (approximately 325,000 shares) without amending or extending the Offer. See
Section 15.

     In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration, except for "odd lots." The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

     If we:

     - increase the price to be paid for shares above $10.00 per share or decrease the price to be paid for shares below $8.75 per share;

     - increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares (approximately 325,000 shares); or

     - decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $10.00 nor less than $8.75 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering stockholder receiving a price per share as low as $8.75. The entire price range for the Offer is below the current market price for the shares. See Section 8 for recent market prices for the shares.

     As promptly as practicable following the Expiration Time, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not in excess of $10.00 nor less than $8.75 per share, net to the seller in cash, without interest, that will enable us to purchase 4,000,000 shares, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn under the Offer. Shares properly tendered under the Offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the "odd lot," proration, and conditional tender provisions. All shares tendered and not purchased under the Offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time. By following the instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time is less than or equal to 4,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 4,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

     - First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

      - tenders all shares owned beneficially of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

      - completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     - Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

     - Third, if necessary to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

     Odd Lots. The term "odd lots" means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price selected by us and not properly withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the stockholder's shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until at least five business days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

     As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; OTHER
    PLANS.

     Purpose of the Tender Offer. Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock. We have minimal debt and no immediate need for the accumulation of cash. We believe that our current financial resources, including debt capacity, will allow us to fund future dividends and the capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See "Forward Looking Statements." In particular, we believe that, in light of the opportunities available to the Company and our current business plan, the Offer presents a superior alternative to other uses of our financial resources. In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including our increased indebtedness as described in Section 9.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

     The Offer also provides our stockholders with an efficient way to sell their shares without incurring brokers' fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in Nasdaq transactions.

     The Offer is consistent with our historical commitment of repurchasing shares from time to time as a means of increasing stockholder value. Pursuant to our first share repurchase program announced on September 1, 1998, we authorized the total repurchase of 1,500,000 shares, and between September 3, 1998 and October 13, 1998, we repurchased 81,600 shares, at purchase prices ranging from $2.75 to $3.63 per share. On November 15, 2000, we commenced a second share repurchase program, pursuant to which we initially authorized the repurchase of up to 1,800,000 shares. On September 5, 2001, we increased the number of shares authorized to be repurchased by an additional 900,000 shares, for a total share authorization of 2,700,000. This second share repurchase program ended on December 7, 2001, with the repurchase of 1,928,450 shares, at purchase prices ranging from $1.95 to $3.45 per share. Between March 17, 2004 and March 11, 2005, we conducted our third share repurchase program, where we repurchased 926,390 shares of our common stock at purchase prices ranging from $6.25 to $9.50 per share. With respect to this share repurchase program, our original authorization, announced on March 17, 2004, was for a total of 1,646,625 shares. As of the date of this document, 720,235 shares remained available for purchase under this program. This share repurchase program does not include any shares purchased pursuant to the Offer.

     Depending on the results of, and prospects for, our business, prevailing economic and market conditions and the market price of our shares, we currently intend to continue our repurchase program subsequent to the termination of the Offer, regardless of the number of shares we purchase in the Offer. These purchases may be made at management's discretion, and on the same terms or on terms and prices that are more or less favorable to stockholders than the Offer. In accordance with Rule 13e-4(f) under the Exchange Act, no such purchases will be made by us during the pendency of the Offer or for at least 10 business days following termination of the Offer. Furthermore, no purchases will be made if such purchases would have a reasonable likelihood of either (i) causing the shares to be held of record by less than 300 persons, or (ii) causing the shares to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER. STOCKHOLDERS ARE ALSO URGED TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER.

     Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

     Shares we acquire pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the Nasdaq National Market) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

     The Offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

     Because certain of our significant stockholders, Charles C. Anderson, Joel
R. Anderson, Harold M. Anderson, Charles C. Anderson, Jr., Clyde B. Anderson, the Executive Chairman of our Board of Directors, and Terry C. Anderson, a member of our Board of Directors, as well as our other directors and executive officers, have advised us that they do not intend to tender any of their shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers and certain significant stockholders. However, during the pendency of the Offer and after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

     In connection with the consummation of the Offer, we expect to incur approximately $41.5 million of additional debt as described in Section 9. At April 30, 2005, on a pro forma basis after giving effect to the Offer, we would have had $60.8 million of indebtedness outstanding and stockholders' equity of $92.7 million.

     Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     - any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

     - any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we are currently considering whether to increase the number of our directors to allow for another independent director to join our board and we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

     - any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

     - any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq National Market;

     - any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

     - the suspension of our obligation to file reports under Section 13 of the Exchange Act;

     - the acquisition or disposition by any person of our securities; or

     - any changes in our charter or by-laws that could impede the acquisition of control of us.

     Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations and transactions designed to take the Company private, and we intend to continue to consider alternatives to enhance stockholder value. On September 1, 1998 and November 15, 2000, we commenced our first and second share repurchase programs, respectively, which together resulted in the repurchase of 2,010,050 shares. On March 17, 2004, we announced our third share repurchase program, pursuant to which we have purchased a total of 926,390 shares to date. We currently intend to continue our current repurchase program subsequent to the consummation of the Offer. In addition, on August 17, 2004 we declared a special dividend of $0.12 per share and a quarterly dividend of $0.03 per share. Our quarterly dividend was recently increased on March 15, 2005 to $0.05 per share. Other alternatives to enhance stockholder value that we have considered or may consider in the future include strategic acquisitions and business combinations and transactions designed to take the Company private. In that regard, in June 2004, Mr. Charles
C. Anderson, a significant stockholder of ours who prior to the Offer owned approximately 15.8% of our outstanding shares, informed our Board of Directors that for a variety of reasons, including the high costs associated with the Company remaining a public company after the passage of the Sarbanes-Oxley Act, he was contemplating making a proposal that the Company undertake a transaction designed to take the Company private. However in July 2004, Mr. Anderson informed our Board of Directors that he was no longer contemplating making such a proposal. Neither we nor our Board of Directors has ever received any proposal or offer from Mr. Anderson regarding a going-private transaction or similar transaction. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a stockholder to make a valid tender of shares under the Offer (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

     - a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (see
       "-- Book-Entry Transfer" below), and any other required documents; and

     - either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "-- Book-Entry Transfer" below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

     If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

     Different procedures apply for tenders of eligible shares held in the Books-A-Million, Inc. 401(k) Profit Sharing Plan. Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan should carefully review the tender procedures set forth in the separate material provided to them, which are summarized below.

     The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

     IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER" OR (2) CHECK ONE, AND ONLY ONE, OF THE BOXES CORRESPONDING TO THE PRICE AT WHICH SHARES ARE BEING TENDERED IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A TENDER OF SHARES WILL BE PROPER ONLY IF ONE, AND ONLY ONE, OF THESE BOXES IS CHECKED ON THE LETTER OF TRANSMITTAL.

     If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election may have the effect of lowering the purchase price because shares tendered using that election will be available for purchase at the minimum price of $8.75 per share and, accordingly, it is possible that this election could result in the tendered shares being purchased at the minimum price of $8.75 per share. The entire price range for the Offer is below the current market price for the shares. See Section 8 for recent market prices for the shares.

     If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned "Price (in Dollars) per Share at Which Shares Are Being Tendered." Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

     A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

     We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

     Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

     The confirmation of a book-entry transfer of shares into the Depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

     Method of Delivery. THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Books-A-Million, Inc. 401(k) Profit Sharing Plan. Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan (the "Plan") wishing to tender any of their shares held as shares in their accounts in the Plan ("Plan Shares"), must follow the separate instructions and procedures described in this
Section 3 and in the green "Letter to Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan." Participants in the Plan may instruct SunTrust Bank, the trustee of the Plan (the "Trustee"), to tender their Plan Shares by faxing a completed yellow Trustee Direction Form to the Trustee prior to 6:00 p.m., New York City time, Friday, July 15, 2005. All documents furnished to stockholders generally in connection with the Offer will be made available to participants whose Plan accounts hold Plan Shares. Participants in the Plan cannot use the Letter of Transmittal to direct the tender of shares held under the Plan. Participants in the Plan who also hold shares outside of the Plan, however, must use the Letter of Transmittal to tender shares held outside of the Plan. Plan Shares held under the Plan for which no instruction is received prior to 6:00 p.m., New York City time, Friday, July 15, 2005 will not be tendered in the Offer.

     The Plan is prohibited by law from selling shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the lowest tender price that is not less than the closing price of our common stock on the Nasdaq National Market on the date the Offer expires. This could result in a participant's shares held in the Plan not being purchased in the Offer. If the closing price of our shares on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares will be tendered and a participant's tender will be deemed to have been withdrawn.

     The proceeds received by the Plan from any tender of Plan Shares will be deposited in the Stable Asset Fund B under the Plan until the participant informs the Trustee of another allocation under the Plan's rules.

     Participants in the Plan are urged to read the separate green "Letter to Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan" and related materials carefully. This letter and Section 14 of this Offer to Purchase contain additional information regarding the potential tax consequences of tendering any shares from a participant's plan account.

     Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

     - the "registered holder(s)" of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

     - those shares are tendered for the account of an "eligible institution."

     For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program;
(ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

     Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

     Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

     - your tender is made by or through an eligible institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

     - the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary's account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, and (2) all other required documents.

     For these purposes, a "trading day" is any day on which the Nasdaq National Market is open for business.

     A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

     Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (a) such stockholder has a "net long position" in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

     Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 28%, unless a stockholder that holds shares:

     - provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number), certifies, under penalties of perjury, that he or she is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

     - is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

     Any amount withheld under these rules will be creditable against the U.S. holder's U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the U.S. holder provides the required information to the Internal Revenue Service. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding and that he or she is a U.S. person by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Foreign stockholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

     Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (800) 380-1372. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.  WITHDRAWAL RIGHTS

     Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares except those subject to the Books-A-Million, Inc. 401(k) Profit Sharing Plan. Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan who wish to withdraw shares held in this plan must follow the instructions in the green "Letter to Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan," furnished separately. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on Thursday, August 18, 2005, unless such shares have been accepted for payment as provided in the Offer.

     For a withdrawal to be effective, a written notice of withdrawal must:

     - be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

     - specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

     If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

     If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

     Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

     We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan who wish to withdraw shares held in this plan must follow the instructions in the green "Letter to Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan," furnished separately.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay the purchase price for (and thereby purchase) up to 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Time.

     For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

     - certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at the book-entry transfer facility,

     - a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent's message, and

     - any other required documents.

     We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until at least five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense as promptly as practicable after the Expiration Time or termination of the Offer.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. IN ADDITION, IF CERTAIN EVENTS OCCUR, WE MAY NOT BE OBLIGATED TO PURCHASE SHARES PURSUANT TO THE OFFER. SEE SECTION 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 14 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES STOCKHOLDERS.

6.  CONDITIONAL TENDER OF SHARES

     Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 4,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.  CONDITIONS OF THE TENDER OFFER

     Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after June 23, 2005 and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

     - there has occurred:

      - any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

      - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

      - a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

      - the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

      - a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, the Nasdaq Composite Index or the S&P 500 Composite Index; or

      - in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

     - any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

     - legislation amending the Internal Revenue Code of 1986, as amended (the "Code") has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

     - there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

      - challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

      - seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

      - seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our stockholders;

      - otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

     - any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

      - indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

      - could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

      - otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

     - a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

     - we learn that:

      - any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 23,
        2005); or

      - any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 23, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

     - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

     - any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

     - we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

      - cause the shares to be held of record by less than 300 persons; or

      - cause the shares to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.  PRICE RANGE OF THE SHARES

     The shares are traded on the Nasdaq National Market under the symbol "BAMM." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the Nasdaq National Market based on published financial sources.

                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDED JANUARY 31, 2004:
  First Quarter.............................................  $   2.54   $   2.01
  Second Quarter............................................  $   3.50   $   2.04
  Third Quarter.............................................  $   5.09   $   2.71
  Fourth Quarter............................................  $   7.18   $   4.34
YEAR ENDED JANUARY 29, 2005:
  First Quarter.............................................  $   6.75   $   5.25
  Second Quarter............................................  $   8.19   $   5.31
  Third Quarter.............................................  $   8.70   $   6.09
  Fourth Quarter............................................  $  10.70   $   7.99
YEAR ENDING JANUARY 28, 2006:
  First Quarter.............................................  $  10.05   $   7.36
  Second Quarter (through June 22, 2005)....................  $  10.50   $   7.11

     The entire price range for the Offer is below the current market price for the shares. On June 20, 2005, which was the last full trading day before we announced our intention to make the Offer, the last reported sales price of the shares reported by the Nasdaq National Market was $8.38 per share. On June 22, 2005, which was the last full trading day before commencement of the Offer, the last reported sales price of the shares reported by the Nasdaq National Market was $10.10 share. WE URGE STOCKHOLDERS TO OBTAIN A CURRENT MARKET PRICE FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES.

9.  SOURCE AND AMOUNT OF FUNDS

     Assuming that 4,000,000 shares are purchased in the Offer at a price between $8.75 and $10.00 per share, the aggregate purchase price will be between approximately $35 million and $40 million. We expect that expenses for the Offer will be approximately $1.5 million.

     We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer primarily from borrowings under our $100 million unsecured revolving credit facility. The revolving facility is evidenced by that certain Credit Agreement, dated as of July 1, 2002, as amended (the "Credit Agreement"), among the Company and its subsidiaries, Bank of America, N.A., as Book Manager, Agent and Lead Arranger for the lenders, and SunTrust Bank, N.A., as Syndication Agent. Interest on the revolving facility is determined based upon applicable LIBO Rates (as defined) or the Base Rates (as defined) and our rate spread, which varies depending on the maintenance of certain covenants. Our outstanding borrowings as of April 30, 2005 had interest rates ranging from 4.09% to 4.54% per annum, with an average rate of 4.47% per annum. The revolving facility matures on July 1, 2007. As of April 30, 2005 and as of January 29, 2005, $11.8 million and $0, respectively, was outstanding under the revolving facility.

     The Credit Agreement contains various covenants, including limitations on dividends, capital expenditures and indebtedness, and the maintenance of certain financial ratios, including the maintenance of a minimum fixed charge coverage ratio.

     All substantive conditions to borrowing under the Credit Agreement have been satisfied. The Credit Agreement contains customary representations and warranties, covenants and events of default. We intend to repay any amounts borrowed under the Credit Agreement for the purchase of shares tendered in the Offer from net cash provided by operating activities. We believe that these funds are sufficient to purchase shares tendered in the Offer and have no alternative financing plans.

     The Offer is not subject to the receipt of financing as described in this
Section 9.

     A copy of the Credit Agreement, the first amendment to the Credit Agreement and the second amendment to the Credit Agreement is filed as Exhibit (b)(1), Exhibit (b)(2) and Exhibit (b)(3) to the Schedule TO.

10.  CERTAIN INFORMATION CONCERNING THE COMPANY

     General. Books-A-Million, Inc. is a leading book retailer in the southeastern United States. The Company was founded in 1917 and operates both superstores and traditional bookstores. Superstores, the first of which was opened in 1987, range in size from 8,000 to 36,000 square feet and operate under the names "Books-A-Million" and "Books and Co." Traditional bookstores are smaller stores operated under the names "Bookland" and "Books-A-Million." These stores range in size from 2,000 to 7,000 square feet and are located primarily in enclosed malls. We also operate newsstands under the name "Joe Muggs Newsstands." Newsstands range in size from 1,000 to 5,000 square feet and are located in high traffic areas. All store formats, excluding newsstands, offer an extensive selection of best sellers and other hardcover and paperback books, magazines, and newspapers. In addition to the retail store formats, we offer our products over the Internet at Booksamillion.com and Joemuggs.com.

     We were founded in 1917, originally incorporated under the laws of the State of Alabama in 1964 and reincorporated in Delaware in September 1992. Our principal executive offices are located at 402 Industrial Lane, Birmingham, Alabama 35211, and our telephone number is (205) 942-3737.

     Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

     These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. These documents contain important information about us.

SEC FILINGS (FILE NO. 0-20664)             PERIOD OR DATE FILED
------------------------------             --------------------
Annual Report on Form 10-K                 Fiscal Year Ended January 29, 2005
Definitive Proxy Statement on Schedule
  14A                                      Filed April 28, 2005
Quarterly Report on Form 10-Q              Period Ended April 30, 2005
Current Reports on Form 8-K                Filed June 7, 2005
                                           Filed June 3, 2005
                                           Filed May 20, 2005
                                           Filed May 16, 2005
                                           Filed May 5, 2005

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Books-A-Million, Inc., Attention: Richard S.
Wallington, 402 Industrial Lane, Birmingham, Alabama 35211, Telephone: (205) 942-3737. Please
be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.booksamillioninc.com.

11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     As of June 17, 2005, there were 16,242,976 shares of our common stock issued and outstanding. The 4,000,000 shares we are offering to purchase under the Offer represent approximately 24.6% of the total number of outstanding shares as of June 17, 2005.

     As of June 17, 2005, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of 3,145,181 shares, representing approximately 18.4% of the total number of outstanding shares. Certain of our significant stockholders, Charles C. Anderson, Joel R. Anderson, Harold M. Anderson, Charles C. Anderson, Jr., Clyde B. Anderson, the Executive Chairman of our Board of Directors, and Terry C. Anderson, a member of our Board of Directors, have advised us that they do not intend to tender any of their shares in the Offer. In addition, our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors, executive officers and certain significant stockholders. However, during the pendency of the Offer and after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

     As of June 17, 2005, each of Harold M. Anderson and Charles C. Anderson, Jr., beneficially owned shares representing approximately 2.8% and 2.1%, respectively, of the total number of outstanding shares. Assuming we purchase 4,000,000 shares in the Offer, and Harold M. Anderson and Charles C. Anderson, Jr. do not tender any shares in the Offer, the percentage beneficial ownership of Harold M. Anderson will be approximately 3.7% and the percentage beneficial ownership of Charles C. Anderson, Jr. will be approximately 2.8%.

     As of June 17, 2005, the aggregate number and percentage shares of our common stock that were beneficially owned by our directors, executive officers and each person who owns (to our knowledge) 5% or more of our outstanding shares were as appears in the second and third columns of the table below. Assuming we purchase 4,000,000 shares in the Offer and no director, executive officer or any person who owns (to our knowledge) 5% or more of our outstanding shares of common stock tenders any shares in the Offer, the percentage beneficial ownership of each director, executive officer and person who owns (to our knowledge) 5% or more of our outstanding shares after the Offer will be approximately as appears in the fourth column of the table below.

     The table below sets forth the beneficial ownership of our common stock as of June 17, 2005 of each (i) current director, (ii) executive officer and (iii) person who at such time, to our knowledge, beneficially owned five percent or more of our outstanding shares.

     Unless otherwise indicated, the address of each person listed is c/o Books-A-Million, Inc., 402 Industrial Lane, Birmingham, Alabama 35211.

                                                      AMOUNT AND
                                                       NATURE OF                     PERCENTAGE OF
                                                      BENEFICIAL      PERCENT OF      SHARES AFTER
NAME OF BENEFICIAL OWNER                               OWNERSHIP        SHARES        TENDER OFFER
------------------------                              -----------     ----------   ------------------
Aegis Financial Corp.(1)............................    1,021,207         6.3%               8.3%
Charles C. Anderson(2)..............................    2,562,873(4)     15.8               20.9
Clyde B. Anderson(3)................................    1,883,825(5)     11.5               15.2
Joel R. Anderson(2).................................    1,782,440(6)     11.0               14.6
Terry C. Anderson...................................      471,272(7)      2.9                3.8
Ronald G. Bruno.....................................       73,000(8)        *                  *
Sandra B. Cochran...................................      376,670(9)      2.3                3.0
Dimensional Fund Advisors, Inc.(10).................    1,120,636         6.9                9.2
Terrance G. Finley..................................      207,379(11)     1.3                1.7
J. Barry Mason......................................       18,000(12)       *                  *
William H. Rogers, Jr. .............................       34,000(13)       *                  *
Richard S. Wallington...............................       81,035(14)       *                  *
All directors and executive officers as a group (8
  persons)..........................................    3,145,181(15)    18.4%              24.1%

---------------

  *  Less than 1 percent.

 (1) Aegis Financial Corporation is an investment advisor with its business address at 1100 North Glebe Road Suite 1040, Arlington, Virginia 22201.

 (2) The business address of Mr. Charles C. Anderson and Mr. Joel R. Anderson is 202 North Court Street, Florence, Alabama 35630. Mr. Charles C. Anderson served on our Board of Directors until June 3, 2004. His brother, Mr. Joel
     R. Anderson, does not serve as an officer or director. Mr. Charles C. Anderson is the father of Clyde B. Anderson, the Executive Chairman of our Board of Directors, and Terry C. Anderson, a member of our Board of Directors.

 (3) Mr. Clyde B. Anderson is the son of Charles C. Anderson and the brother of Terry C. Anderson.

 (4) Includes 83,000 shares held by a charitable foundation of which Mr. Charles
     C. Anderson is the Chairman of the Board of Directors.

 (5) Includes 83,000 shares and 50,000 shares held by charitable foundations of which Mr. Clyde B. Anderson is member of the Board of Directors and the Executive Chairman of the Board of Directors, respectively. This number also includes 129,667 shares subject to options exercisable on or before August 16, 2005 and 9,799 shares of restricted stock.

 (6) Includes 83,000 shares held by a charitable foundation of which Mr. Joel R. Anderson is the Chairman of the Board of Directors.

 (7) Includes 18,000 shares subject to options exercisable on or before August 16, 2005.

 (8) Includes 36,000 shares subject to options exercisable on or before August 16, 2005.

 (9) Includes 341,666 shares subject to options exercisable on or before August 16, 2005 and 32,543 shares of restricted stock.

(10) Dimensional Fund Advisors, Inc. is an investment advisor with its business address at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(11) Includes 169,999 shares subject to options exercisable on or before August 16, 2005 and 32,543 shares of restricted stock.

(12) Represents options exercisable on or before August 16, 2005.

(13) Represents options exercisable on or before August 16, 2005.

(14) Includes 63,333 shares subject to options exercisable on or before August 16, 2005 and 9,779 shares of restricted stock.

(15) Includes 810,665 shares subject to options exercisable on or before August 16, 2005 and 84,644 shares of restricted stock.

  EQUITY INCENTIVE PLANS

     2005 Incentive Award Plan. At our 2005 annual stockholder meeting, our stockholders approved the Books-A-Million 2005 Incentive Award Plan. An aggregate of 300,000 shares may be issued pursuant to awards granted under the 2005 Incentive Award Plan. The shares covered by the 2005 Incentive Award Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the 2005 Incentive Award Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation may be used for grants under the 2005 Incentive Award Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of our subsidiaries will not be counted against the shares available for issuance under the 2005 Incentive Award Plan. The maximum number of shares that may be subject to one or more awards to a participant pursuant to the 2005 Incentive Award Plan during any calendar year is 100,000.

     The 2005 Incentive Award Plan is administered by the Compensation Committee of our Board of Directors and provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, and performance-based awards. As of the date of this document, no determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2005 Incentive Award Plan.

     Stock Option Plan. We maintain a Stock Option Plan reserving 3,800,000 shares of our common stock for grants to executive officers, directors and key employees, of which 2,790,832 shares were granted as of June 20, 2005.

     Stock option awards are granted on an annual basis if warranted by our growth and profitability. Our Compensation Committee evaluates our performance against pre-determined target levels of sales, net income and earnings per share in determining whether option grants are warranted and the aggregate amount of such grants. Under the Stock Option Plan, all stock options granted have had exercise prices of no less than the fair market value (generally, the closing sale price of a share) of our common stock on the date of grant. Prior to January 9, 2001, all options granted to employees became exercisable in equal annual increments over a five-year period and expired on the sixth anniversary of the date of grant. On January 9, 2001, our Compensation Committee approved an amendment to the Stock Option Plan that allows all options granted after that date to vest in equal annual increments over a three-year period and expire on the tenth anniversary of the date of the grant. The Compensation Committee believes that these features serve to align the interests of executives with those of stockholders and the long-term interests of our Company. Options were not granted to any officer in fiscal 2005 and, since the approval of our 2005 Incentive Award Plan, no additional awards will be permitted to be made under our Stock Option Plan.

     Executive Incentive Plan. We maintain an Executive Incentive Plan, which provides for awards to certain executive officers of both cash and shares of restricted stock. Issuance of awards under the Executive Incentive Plan is based on our achievement of pre-established performance goals during a three consecutive fiscal year performance period. Awards issued under the Executive Incentive Plan vest based on the grantee's employment at the end of a three year restriction period which commences at the end of the performance period for which the awards were issued. Awards under the Executive Incentive Plan are expensed ratably over the period from the date that the issuance of such awards becomes probable through the end of the restriction period. Awards granted under the Executive Incentive Plan for the three year performance periods ended January 29, 2005 and January 31, 2004 totaled $364,000 and $284,000, respectively. No awards were issued under the Executive Incentive Plan for the three year performance period ended February 1, 2003.

  401(K) RETIREMENT SAVINGS PLAN

     We, as well as our subsidiaries, sponsor a 401(k) plan covering all employees who have completed 6 months of service and who are at least 21 years of age, and permit participants to contribute from 2% to 15% of compensation to the plan. We also may make discretionary matching contributions to the 401(k) plan in the form of our shares. Our matching and supplemental contributions are made at our management's discretion. The expense under this plan was $675,000, $467,000 and $437,000 in fiscal 2005, 2004 and 2003, respectively.

  SHAREHOLDERS AGREEMENT

     We maintain a shareholders agreement, which was entered into as of September 1, 1992, with ARS Group, Inc., one of our predecessor companies and certain of our stockholders, including Charles C. Anderson, Charles C. Anderson, Jr., Clyde B. Anderson, Harold M. Anderson, Joel R. Anderson, Terry C. Anderson and Sandra B. Cochran. The shareholders agreement provides that the stockholders that are parties to the agreement must, subject to certain exceptions, before selling, assigning transferring, giving, pledging, encumbering or otherwise disposing of all or any part of their shares, (1) give notice to all other stockholders party to the agreement of the details of the proposed transfer and
(2) offer their shares to such other stockholders and, to the extent the offer is not accepted by the other stockholders, to our company. If the offer is not accepted by the other shareholders or our company, the selling shareholder will be free to dispose of their shares in accordance the terms of the proposed transfer described in notice previously given. This shareholders agreement only applies to: (a) shares that were held by the stockholders party to the agreement as of September 1, 1992, (b) any shares into which such shares may be converted,
(c) any shares acquired by such stockholders pursuant to the agreement, (d) any shares acquired by such stockholders from the Company through the exercise of stock options or pursuant to any employee stock purchase plan and (e) any shares acquired by such stockholders within one year following a transfer that was subject to the first offer rights of the shareholders agreement, but only to the extent that such shares replace the shares transferred.

  EMPLOYEE STOCK PURCHASE PLAN

     We have in place an employee stock purchase plan under which 400,000 shares of our common stock are reserved for purchase by employees at 85% of the lower of the fair market value of the common stock as of the beginning of the fiscal year or the end of the fiscal year. Of the total reserved shares, 258,902 shares have been purchased as of June 17, 2005.

 COMPENSATION OF DIRECTORS

     Our directors who are not our employees received an annual retainer fee of $25,000 and an attendance fee of $1,000 for each Board, Compensation and Nominating Committee meeting attended, as well as reimbursement of all out-of-pocket expenses incurred in attending all such meetings. Audit Committee members receive $2,000 per meeting attended and the Chairman of the Audit Committee receives $3,000 per meeting, as well as reimbursement of all out-of-pocket expenses incurred in attending all such meetings.

     In addition, our directors who are not employees are eligible to receive formula grants of stock options under our Stock Option Plan. Under the Stock Option Plan, each director who is not an employee of our company or any subsidiary is, on the first day he serves as a director, granted options to purchase 10,000 shares of our common stock at the fair market value (as defined in the Stock Option Plan) of such common stock on such date. Further, each such director who is serving as a director on the last business day of each calendar year and who has served as a director for more than one year shall be granted options to purchase 6,000 shares of our common stock at the fair market value of the common stock on such date. Accordingly, each of Messrs. Terry C. Anderson, Ronald G. Bruno, J. Barry Mason and William H. Rogers, Jr. received a grant of options to purchase 6,000 shares at an exercise price of $9.62 per share on December 31, 2004. Each of these options granted to directors are immediately exercisable.

  RECENT SECURITIES TRANSACTIONS

     Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to June 23, 2005.

12. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

     We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the Nasdaq National Market, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the Nasdaq National Market. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from the Nasdaq National Market. See
Section 7.

     Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material U.S. federal income tax consequences relating to the Offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the completion of the Offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates, persons whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for U.S. federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "U.S. holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. For purposes of this discussion, a "U.S. holder" means:

     - a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions; or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors with respect to their particular situation.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER.

     Characterization of the Purchase. The purchase of shares by us under the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder's particular circumstances, be treated either as having sold or exchanged the U.S. holder's shares or as having received a distribution in respect of stock from us.

     Under Section 302 of the Code, a U.S. holder whose shares are purchased by us under the Offer will be treated as having sold or exchanged its shares, if the purchase:

     - results in a "complete termination" of the U.S. holder's equity interest in us;

     - results in a "substantially disproportionate" redemption with respect to the U.S. holder; or

     - is "not essentially equivalent to a dividend" with respect to the U.S. holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold or exchanged its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under the Offer. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder under the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the Offer if less than all of its shares are tendered under the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation with respect to their particular situation.

     If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder's shares by us under the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares by us under the Offer will be treated as a dividend to the U.S. holder with respect to its shares under Section 301 of the Code, to the extent of our current and accumulated earnings and profits (within the meaning of the Code). Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received. To the extent the amount of cash paid in the Offer exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder's adjusted tax basis (but not below zero) in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder's shares by us under the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder's remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder subject to, in the case of corporate stockholders, reduction of basis or possible gain recognition under
Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. A dividend received by a corporate U.S. holder, as explained below, may be eligible for the dividends received deduction and subject to the "extraordinary dividend" provisions of Section 1059 of the Code.

     Constructive Ownership of Stock and Other Issues.  In applying each of the
Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the Offer qualifies for sale or exchange treatment in their particular circumstances.

     We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders under the Offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of stock from us.

     Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by us under the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

     - Complete Termination Test. The purchase of a U.S. holder's shares by us under the Offer will result in a "complete termination" of the U.S. holder's equity interest in us if all of the shares that are actually owned by the U.S. holder are sold under the Offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold under the Offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with
       Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors with respect to their particular situation.

     - Substantially Disproportionate Test. The purchase of a U.S. holder's shares by us under the Offer will result in a "substantially disproportionate" redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased under the Offer) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of our total combined voting power.

     - Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder's shares by us under the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" given the U.S. holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the Offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

     Corporate Stockholder Dividend Treatment. If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and we have current or accumulated earnings and profits in respect of our current taxable year, a corporate U.S. holder may, to the extent that any amounts received by it under the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

     Tax Considerations for Holders of Options. A U.S. holder of a stock option who exercises the option in order to tender the shares that the option holder receives pursuant to the exercise (such shares being hereinafter referred to as "option shares") will be treated as receiving compensation income equal to the excess of the fair market value of each option share on the date of exercise over the exercise price per option share of the relevant option. This income will be taxed to the option holder at ordinary income rates and will be subject to withholding for income and employment taxes. The option holder's tax basis in the option shares is the fair market value of these option shares on the date of exercise. In addition to recognizing the compensation income described above, an option holder who sells option shares pursuant to the Offer will be treated, under the rules described above in this "Section 14. United States Federal Income Tax Consequences," as either selling the option shares or receiving a distribution from us. IF AN OPTION HOLDER INTENDS TO EXERCISE A STOCK OPTION IN CONNECTION WITH THE OFFER, THE OPTION HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THEIR PARTICULAR SITUATION.

     Tax Considerations for Holders of Shares Acquired Pursuant to Employee Stock Purchase Plan. If a participant in our employee stock purchase plan (the "SPP") tenders and sells shares in the Offer that were acquired under the SPP, then the participant generally will be treated for United States federal income tax purposes as having received ordinary compensation income with respect to a portion of the proceeds he or she receives. The amount of such ordinary compensation income depends upon the price at which shares are sold in the Offer and how long the shares acquired under the SPP were held by the participant prior to the date of purchase by us in the Offer. If the shares tendered and sold are held by the participant for one year or less from the date of exercise and for two years or less from the date the option to acquire such shares under the SPP was granted ("Grant Date"), then the amount of ordinary compensation income will be an amount equal to the excess, if any, of the fair market value of the shares on the date the shares were acquired under the SPP over the price that the participant paid for the shares.

If the shares tendered and sold are held by the participant for at least one year from the date of exercise and at least two years from the Grant Date, then the amount of ordinary compensation income will be an amount equal to the lesser of: (a) the excess, if any, of the fair market value of the shares on the date of purchase by us in the Offer over the amount originally paid for such shares, or (b) the excess, if any, of the fair market value of the shares on the Grant Date over the exercise price per share. The amount of ordinary compensation income that a participant recognizes upon tender of his or her shares under the SPP will be subject to ordinary income and employment taxes and will be included on the participant's year 2005 Form W-2.

     Proceeds received as a result of the tender and sale of shares in the Offer acquired by a participant under the SPP to the extent not treated as ordinary compensation income as described above ("noncompensation proceeds") generally will be treated either as (a) the proceeds of an exchange of the shares, resulting in recognition of capital gain or loss, as the case may be, or (b) a distribution to the participant from us, treated as dividend income to the extent of our earnings and profits. For a more complete summary of the treatment of noncompensation proceeds, please refer to the description of the treatment of proceeds to U.S. holders generally under this Section 14.

     Withholding and Backup Withholding. See Section 3 with respect to the application of backup U.S. federal income tax withholding.

     THE DISCUSSION SET FORTH ABOVE IS A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO U.S. HOLDERS. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

15.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

     If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1) (a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of the outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.  FEES AND EXPENSES

     We have retained Goldman, Sachs & Co. to act as the Dealer Manager, in connection with the Offer. In its role as Dealer Manager, Goldman, Sachs & Co. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them. Goldman, Sachs & Co. will receive reasonable and customary compensation. We also have agreed to reimburse Goldman, Sachs & Co. for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Goldman, Sachs & Co. against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     Goldman, Sachs & Co. and its affiliates may provide various investment banking and other services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Goldman, Sachs & Co. and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

     We have retained D. F. King & Co., Inc. to act as Information Agent and Wells Fargo Shareowner Services to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.  MISCELLANEOUS

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 10 with respect to information concerning us.

     YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED TO YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

June 23, 2005

                             BOOKS-A-MILLION, INC.

                                 JUNE 23, 2005

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                        WELLS FARGO SHAREOWNER SERVICES

      By Registered, Certified or First Class Mail:                     By Hand or Overnight Courier:
             Wells Fargo Shareowner Services                           Wells Fargo Shareowner Services
                     P.O. Box 64858                                     Corporate Actions Department
                 St. Paul, MN 55164-0858                                 161 North Concord Exchange
                                                                          South St. Paul, MN 55075
                                                                               (800) 380-1372

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                 48 Wall Street
                                   22nd Floor
                               New York, NY 10005
                 Banks and Brokerage Firms Call: (212) 269-5550
                   All Others Call Toll-free: (888) 644-5854

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                          Attn: Equity Capital Markets
                              Call: (212) 902-1000
                         Call Toll-free: (800) 323-5678